AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Amtech Systems, Inc. (the “Company”) and Bradley C. Anderson (the “Executive”) entered into an Employment Agreement (“Agreement”) dated April 9, 2015; and

WHEREAS, the Company and the Executive desire to modify the Agreement and to enter in this Amendment to Employment Agreement (this “Amendment”) in order to modify the Executive’s role, responsibilities, and compensation effective April 1, 2016.

NOW, THEREFORE, the parties agree to the following Amendment, to be effective as of the dates set forth below, with all unmodified portions of the Agreement to remain in full force and effect:

1.	The term “Executive” is replaced with the term “Employee” throughout the Agreement.

2.    Section 1 is hereby amended to read as follows: “Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Employee as its Director - Special Projects effective April 1, 2016, through the end of the Employment Period (as defined in Section 7). The Employee agrees to perform such acts and duties and furnish such services to the Company and its affiliates as reasonably requested by the Chief Executive Officer (CEO) and/or the Chief Financial Officer (CFO). Investor relations will not be a duty of the Employee. The Employee hereby accepts such employment and agrees to work approximately three days a week (either in the office or remotely, as determined by the Employee) and devote his best efforts to the duties provided herein, provided, that the Employee may engage in other business activities which (i) involve no conflict of interest with the interests of the Company, and (ii) do not materially interfere with the performance by the Employee of his duties under this Agreement.”

3.    Section 2 is hereby amended to read as follows: “Compensation. For services rendered to the Company during the term of this Agreement, the Company shall compensate the Employee with a base salary, payable in monthly installments, of $174,900 per annum, effective April 1, 2016, and may not be decreased.” Both the Employee and the Company agree that this change in salary will not constitute “Good Reason” as defined in the agreement.

4.    Section 3 Incentive Compensation is removed in its entirety effective April 1, 2016.

5.    Section 4(b) is deleted in its entirety.

6.    In the last sentence of Section 5, the reference to “$10,000” is hereby replaced with “$6,000” effective April 1, 2016, and the following sentence is added, effective April 1, 2016, “In the event the Employee or the Company terminates this Agreement, the Company will pay the Employee’s entire healthcare premiums for a period of up to 18 months following termination, either through the current healthcare plan or through COBRA, whichever may apply.”

7.    Section 6 is hereby amended to read as follows: “Vacation. On April 1, 2016, the Employee will be paid his accrued vacation at the annual pay rate of $291,500, and shall be granted four weeks of accrued vacation at the new pay rate of $174,900. Thereafter, the Employee shall be entitled to annual vacations in accordance with the Company’s vacation policies in effect from time to time for employees of the Company.”

8.    Section 7 Term; Employment Period is hereby amended to read as follows: “Effective April 1, 2016, the “Employment Period” shall end January 1, 2017. If the Company and Employee mutually agree that the Employee will remain in the employ of the Company beyond the Employment Period without any written agreement between the parties, this Agreement shall be deemed to continue on a month-to-month basis and either party shall have the right to terminate this Agreement at the end of any ensuing calendar month after giving at least thirty (30) days prior written notice to the other party.”

9.    In Section 8(b) under “Good Reason” the following is deleted “(i) the Company’s failure to elect or reelect or to appoint or reappoint, Employee to the office of EVP-CFO of the Company and the reference to “EVP-CFO” is replaced with “Director - Special Projects”, effective April 1, 2016. In Section 8(b) under “Cause” (i) the following phrase will be deleted effective April 1, 2016, “…and to comply with any reasonable or proper direction given by or on behalf of the Company’s Board of Directors…”

10.    Section 9(a)(i) is amended to read as follows effective April 1, 2016: “a cash lump sum equal to the Employee’s base salary for the remainder of the Employment Period.”

11.    Section 9(a)(ii) is removed effective April 1, 2016.

12.    Section 9(b) is amended to delete, “his pro-rata Incentive Compensation through the Termination Date and”. The following sentence is added to Section 9(b): “In the event the Employee terminates his employment the Employee shall be entitled to continue vesting and exercise of all outstanding stock options and restricted stock held by the Employee for a period of 24 months following the termination.”

13. Section 18(a)(i) is amended effective April 1, 2016, to read as follows: “a cash lump sum equal to one (1) year of Employee’s base salary in effect on the Termination Date.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of March 10, 2016.

AMTECH SYSTEMS, INC.

By: /s/ Bradley C. Anderson
Name: Bradley C. Anderson

By: /s/ Fokko Pentinga
Name: Fokko Pentinga
Title: Chief Executive Officer